Exhibit 99.1

Tesoro Corporation Reports Second Quarter Results

•	Net income of $1.65 per diluted share, excluding special items

•	$244 million of debt repurchased

•	Project to process advantaged Bakken crude oil at the Anacortes refinery

•	Project to improve clean product yield at Los Angeles refinery

SAN ANTONIO - August 3, 2011 - Tesoro Corporation (NYSE:TSO) today reported second quarter 2011 net income of $218 million, or $1.52 per diluted share compared to net income of $67 million, or $0.47 per diluted share for the second quarter of 2010.

The 2011 results include after-tax income of $0.16 per diluted share resulting from business interruption and property damage insurance proceeds related to the Anacortes incident. Additionally, these results include one-time after-tax expenses totaling $0.29 per diluted share related to the change in scope of a capital project to build co-generation facilities at the Los Angeles refinery and the repayment of $244 million in debt during the quarter. Excluding these items, the Company earned $237 million, or $1.65 per diluted share.

For the second quarter, the Company recorded segment operating income of $448 million, excluding special items, compared to segment operating income of $153 million, excluding special items, in the second quarter a year ago. The increase in operating income is due to higher refinery throughput rates, a significant crude cost advantage and an improved margin environment.

For the second quarter, the Tesoro Index of $12.18 per barrel (/bbl) gained more than $2/bbl from a year ago. Feedstock cost advantage, particularly in the mid-continent drove the benchmark index higher during the quarter. West Coast benchmark diesel crack spreads were up $5.65/bbl, or more than 40% over last year while gasoline crack spreads lost $1.85/bbl or 12%. Incremental U.S. exports of distillates and the continued global economic recovery provided support to distillate crack spreads during the quarter. Rising retail street prices, however, tempered gasoline demand. Excluding the impact of business interruption insurance proceeds, the Company captured a gross margin of $16.00/bbl.

The Company's strong margin performance relative to the Tesoro Index was driven by an advantaged crude oil cost relative to benchmark grades of crude oil and was achieved despite planned turnaround activity in the California region. On the West Coast, discounts for foreign heavy crude oil relative to domestic alternatives widened year-over-year. In the mid-continent region, crude oil priced off of WTI traded at a discount to Light Louisiana Sweet. Total throughput in the quarter was 578 thousand barrels per day (mbpd) or 87% of total crude oil capacity, up from 561 mbpd or 84% of capacity in the first quarter of this year. The improvement marks another sequential increase in refinery utilization rates, a key strategic priority for the Company.

Direct manufacturing costs in the second quarter averaged $5.23/bbl, before the benefit of $5 million in property damage insurance proceeds, essentially flat relative to the first quarter of 2011.

Retail fuel sales volumes were up 14% year-over-year reflecting growth in the Company's branded jobber and dealer business. Same store fuel sales during the quarter were down about 2.5% year-over-year as a result of rising retail street prices on gasoline demand. Retail operating income was $38 million, up $8 million or 27% from a year ago driven by the incremental branded jobber and dealer volume.

Corporate and unallocated costs, net of $2 million of corporate depreciation and excluding an $18 million non-cash stock-based compensation credit primarily associated with stock appreciation rights, were $34 million in the second quarter.

“We are pleased with the second quarter and year-to-date results. We continue to increase refinery utilization rates and deliver gross margin improvements in excess of the market. We are making progress on our high-return capital program and have initiated additional projects that leverage regional feedstock advantages throughout our system, including the Mandan and Anacortes projects. Additionally, we have made substantial progress on our de-levering strategy by repurchasing $244 million of debt,” said Greg Goff, President and CEO.

Capital Spending and Liquidity
Capital spending for the second quarter was $63 million and turnaround spending was $46 million. Expectations for full year 2011 capital spending remain at $380 million, including spending on the recently announced refining and logistics projects. The Company has revised its plan for turnaround spending in 2011 to approximately $110 million. The Company ended the second quarter with $607 million in cash on the balance sheet and remained undrawn with $1.1 billion of availability on the Tesoro Corporation revolving credit facility. Tesoro Panama and

Tesoro Logistics LP ended the quarter with $55 million and $50 million borrowed, respectively, on their separate revolving credit facilities.

Significant Debt Reduction
During the second quarter, Tesoro repurchased $244 million in outstanding debt and reduced total debt to total capitalization to less than 31%, down 6% from the first quarter of 2011. This was accomplished via the redemption of the full amount of $150 million junior subordinated notes due in 2012 and the retirement through open market purchases of $94 million of 6 ¼% senior notes due in 2012. The Company expects to continue to reduce total leverage and has targeted a total debt to total capitalization ratio of 30% or less.

Bakken Crude Oil Supply to Anacortes
On July 15, 2011, Tesoro Corporation announced its intention to supply crude oil by rail from the prolific Bakken Shale/Williston Basin area in North Dakota to its refinery in Anacortes, WA. Upon completion of the project, which includes loading and unloading facilities and dedicated rail cars called a unit train, the Company expects to deliver up to 30 mbpd of Bakken crude oil into the refinery. Bakken crude oil yields approximately 16% more clean product and less fuel oil than Alaska North Slope crude oil. During the second quarter, the differential between those products was approximately $28/bbl, providing a significant yield advantage. Once necessary permits are received, construction of the facility, which will be located at the Anacortes refinery, is expected to take approximately nine to twelve months to complete. The Company currently expects to spend about $50 million on this project and intends to offer the Facility to Tesoro Logistics LP upon completion.

Yield Improvement Project at the Los Angeles Refinery
Tesoro Corporation today announced its intention to replace the vacuum distillation unit at the Los Angeles refinery. The new unit will increase the refinery's clean product yield and reduce petroleum coke production at current crude rates. Additionally, the project will allow the refinery to reduce overall greenhouse gas emissions. The expected capital investment for the upgrade is approximately $40 million and has an estimated simple payback period of less than two years. The project is currently scheduled to be completed by the third quarter of 2012, subject to required permitting.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CDT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding second quarter 2011 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro® , Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, expected benefits of expansionary projects and our expectations about capital spending. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Mike Marcy, Manager, External Affairs, (210) 626-4697

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$7,963	$5,143	$14,489	$9,750
Costs and Expenses:
Cost of sales	6,985	4,492	12,720	8,739
Operating expenses	372	348	743	721
Selling, general and administrative expenses	27	42	122	109
Depreciation and amortization expense	106	108	209	208
Loss on asset disposals and impairments (a)	54	10	57	32
Operating Income (Loss) (b) (c)	419	143	638	(59)

Interest and financing costs (d)	(60)	(37)	(103)	(74)
Foreign currency exchange gain (loss)	(2)	1	(1)	1
Earnings (Loss) Before Income Taxes	357	107	534	(132)
Income tax expense (benefit)	135	40	205	(44)
Net Earnings (Loss)	222	67	329	(88)
Less net income attributable to noncontrolling interest	4	—	4	—
NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION	$218	$67	$325	$(88)

Net Earnings (Loss) Per Share:
Basic	$1.54	$0.48	$2.29	$(0.63)
Diluted (e)	$1.52	$0.47	$2.26	$(0.63)

Weighted Average Common Shares:
Basic	142.6	140.5	142.1	140.0
Diluted (e)	144.4	142.5	144.2	140.0
____________________________
(a) Includes impairment charges related to a change in scope of a capital project at our Los Angeles refinery of $48 million (pre-tax) or $30 million (after-tax), for the three and six months ended June 30, 2011 and $20 million (pre-tax) for the six months ended June 30, 2010. Loss on asset disposals and impairments is included in refining segment operating income but excluded from the regional operating costs per barrel. The diluted earnings per share impact of the impairment charge recognized in the current period is $0.21 ($/share) for the three months ended June 30, 2011. This is calculated as the after-tax impairment charge divided by the number of diluted shares for the quarter.
(b) Includes a $48 million gain (pre-tax) for the three and six months ended June 30, 2010, from the elimination of postretirement life insurance benefits for current and future retirees, of which $36 million and $3 million (pre-tax) are included in the refining and retail segments, respectively.
(c) Includes the insurance recoveries related to the April 2, 2010 incident at the Washington refinery of $37 million (pre-tax) or $23 million (after-tax). The pre-tax gain of $37 million includes business interruption insurance recoveries of $32 million and property damage insurance recoveries of $5 million. The gross margin per barrel impact of the business interruption insurance recoveries is $0.61 ($/throughput bbl) for the three months ended June 30, 2011. This is calculated as business interruption insurance recoveries divided by total refining throughput for the quarter. The manufacturing cost per barrel impact of the property damage insurance recoveries is $0.10 ($/throughput bbl) for the three months ended June 30, 2011. This is calculated as property damage insurance recoveries divided by total refining throughput for the quarter. Also includes $12 million in write-off costs and other expenses related to the Washington refinery incident recorded during the three and six months ended June 30, 2010.
(d) Includes a charge to write-off the remaining unamortized discount associated with the early redemption of the Junior Subordinated Notes due 2012 of $13 million (pre-tax) and $6 million (pre-tax) of accrued interest and premiums paid in connection with the repurchase of a portion of our 6 1/4% Senior Notes. The total after-tax impact is approximately $12 million. The diluted earnings per share impact of these charges is $0.08 ($/share) for the three months ended June 30, 2011. This is calculated as the after-tax impact of the charges divided by the number of diluted shares for the quarter.
(e) The assumed conversion of common stock equivalents produced anti-dilutive results for the six months ended June 30, 2010 and was not included in the dilutive calculation.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Income (Loss)
Refining (b)	$399	$150	$702	$(19)
Retail (b)	38	30	40	54
Total Segment Operating Income	437	180	742	35
Corporate and unallocated costs	(18)	(37)	(104)	(94)
Operating Income (Loss) (c)	419	143	638	(59)
Interest and financing costs (d)	(60)	(37)	(103)	(74)
Foreign currency exchange gain (loss)	(2)	1	(1)	1
Earnings (Loss) Before Income Taxes	$357	$107	$534	$(132)

Depreciation and Amortization Expense
Refining	$94	$93	$185	$178
Retail	10	10	19	20
Corporate	2	5	5	10
Depreciation and Amortization Expense	$106	$108	$209	$208

Capital Expenditures
Refining	$55	$75	$93	$140
Retail	4	2	7	4
Corporate	4	—	5	—
Capital Expenditures	$63	$77	$105	$144

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	June 30,	December 31,
	2011	2010
Cash and cash equivalents	$607	$648
Total Assets	$9,738	$8,732
Total Debt	$1,723	$1,995
Total Stockholders' Equity	$3,846	$3,215
Total Debt to Capitalization Ratio	31%	38%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
REFINING SEGMENT	2011	2010	2011	2010
Total Refining Segment
Throughput (thousand barrels ("bbls") per day)
Heavy crude (f)	160	193	173	180
Light crude	382	251	360	263
Other feedstocks	36	30	37	29
Total Throughput	578	474	570	472

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	276	222	283	227
Jet fuel	77	64	78	67
Diesel fuel	131	103	128	98
Heavy oils, residual products, internally produced fuel and other	124	112	112	108
Total Yield	608	501	601	500

Gross refining margin ($/throughput bbl) (g)	$16.61	$12.89	$15.49	$9.65
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$5.13	$5.74	$5.17	$5.84
Segment Operating Income (Loss) ($ millions)
Gross refining margin (h)	$873	$555	$1,597	$825
Expenses
Manufacturing Costs	269	248	533	500
Other operating expenses	51	50	107	122
Selling, general and administrative expenses	8	7	16	16
Depreciation and amortization expense (i)	94	93	185	178
Loss on asset disposal and impairments (a)	52	7	54	28
Segment Operating Income (Loss) (b) (c)	$399	$150	$702	$(19)

Refined Product Sales (thousand bbls per day) (j)
Gasoline and gasoline blendstocks	344	277	334	281
Jet fuel	89	97	87	93
Diesel fuel	139	113	135	105
Heavy oils, residual products and other	85	77	80	77
Total Refined Product Sales	657	564	636	556

Refined Product Sales Margin ($/bbl) (j)
Average sales price	$128.67	$90.91	$121.29	$89.03
Average costs of sales	117.01	82.00	108.82	82.40
Refined Product Sales Margin	$11.66	$8.91	$12.47	$6.63

___________________________
(f) We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.
(g) Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenue less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. Management uses manufacturing costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate manufacturing costs per barrel; different companies may calculate it in different ways. We calculate manufacturing costs per barrel by dividing manufacturing costs by total refining throughput. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").
(h) Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in a increase of $5 million and a decrease of $2 million for the three months ended June 30, 2011 and 2010, respectively, and an increase of $10 million for the six months ended June 30, 2011. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.
(i) Includes manufacturing depreciation and amortization expense per throughput barrel of approximately $1.70 and $2.05 for the three months ended June 30, 2011 and 2010, respectively, and $1.71 and $1.97 for the six months ended June 30, 2011 and 2010, respectively.
(j) Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. The total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Refining By Region	2011	2010	2011	2010
California (Golden Eagle and Los Angeles)
Throughput (thousand bbls per day) (k)
Heavy crude (f)	143	174	156	158
Light crude	61	43	59	38
Other feedstocks	23	22	23	18
Total Throughput	227	239	238	214

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	123	132	134	120
Jet fuel	19	18	21	18
Diesel fuel	55	60	57	51
Heavy oils, residual products, internally produced fuel and other	50	50	47	46
Total Yield	247	260	259	235

Gross refining margin	$316	$293	$688	$425
Gross refining margin ($/throughput bbl) (g)	$15.25	$13.48	$15.98	$10.95
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$7.72	$7.01	$7.18	$7.82

Pacific Northwest (Alaska & Washington)
Throughput (thousand bbls per day) (k)
Heavy crude (f)	7	1	4	2
Light crude	153	79	139	94
Other feedstocks	8	4	9	7
Total Throughput	168	84	152	103

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	69	26	66	39
Jet fuel	32	23	30	26
Diesel fuel	32	8	27	12
Heavy oils, residual products, internally produced fuel and other	40	29	34	29
Total Yield	173	86	157	106

Gross refining margin	$220	$98	$383	$162
Gross refining margin ($/throughput bbl) (g)	$14.39	$12.78	$13.95	$8.69
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$3.04	$5.98	$3.50	$5.02

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Mid-Pacific (Hawaii)
Throughput (thousand bbls per day)
Heavy crude (f)	10	18	13	20
Light crude	58	49	55	47
Total Throughput	68	67	68	67

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	17	16	18	16
Jet fuel	17	14	17	14
Diesel fuel	12	13	13	13
Heavy oils, residual products, internally produced fuel and other	23	25	22	25
Total Yield	69	68	70	68

Gross refining margin	$60	$33	$41	$33
Gross refining margin ($/throughput bbl) (g)	$9.76	$5.35	$3.33	$2.74
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$3.97	$2.92	$4.33	$2.85

Mid-Continent (North Dakota and Utah)
Throughput (thousand bbls per day) (k)
Light crude	110	80	107	84
Other feedstocks	5	4	5	4
Total Throughput	115	84	112	88

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	67	48	65	52
Jet fuel	9	9	10	9
Diesel fuel	32	22	31	22
Heavy oils, residual products, internally produced fuel and other	11	8	9	8
Total Yield	119	87	115	91

Gross refining margin	$272	$133	$475	$205
Gross refining margin ($/throughput bbl) (g)	$26.07	$17.38	$23.51	$12.80
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$3.73	$4.18	$3.69	$4.26
_______________________
(k) We experienced reduced throughput due to scheduled turnarounds at our Golden Eagle refinery during the 2011 second quarter, at our Golden Eagle and Utah refineries during the 2010 first quarter, and our North Dakota refinery during the 2010 second quarter. We temporarily shut-down processing at the Washington refinery subsequent to the incident in April 2010.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Retail Segment	2011	2010	2011	2010
Number of Stations (end of period)
Company-operated	376	383	376	383
Branded jobber/dealer (l)	812	495	812	495
Total Stations	1,188	878	1,188	878

Average Stations (during period)
Company-operated	377	384	378	385
Branded jobber/dealer (l)	808	500	757	499
Total Average Retail Stations	1,185	884	1,135	884

Fuel Sales (millions of gallons) (m)
Company-operated	180	186	357	364
Branded jobber/dealer (l)	199	147	377	285
Total Fuel Sales	379	333	734	649

Fuel margin ($/gallon) (n) (o)	$0.23	$0.22	$0.18	$0.23
Merchandise Sales ($ millions)	$52	$51	$98	$97
Merchandise Margin ($ millions)	$13	$14	$25	$26
Merchandise Margin %	25%	27%	26%	27%

Segment Operating Income ($ millions)
Gross Margins
Fuel (o)	$85	$75	$134	$147
Merchandise and other non-fuel margin	20	21	38	39
Total Gross Margins	105	96	172	186
Expenses
Operating expenses	51	50	102	99
Selling, general and administrative expenses	4	3	8	9
Depreciation and amortization expense	10	10	19	20
Loss on asset disposals and impairments	2	3	3	4
Segment Operating Income (b)	$38	$30	$40	$54
___________________________
(l) Reflects the phased expansion of our branded marketing presence through the addition of approximately 300 wholesale supply contracts predominantly in the mid-continent region during 2011.
(m) We have reclassified fuel sales volumes associated with retail stations where Tesoro delivers the fuel, but the sites are owned and operated by independent dealers from "Company-operated" to "Branded jobber/dealer" to conform to the current presentation. The fuel sales volumes related to these stations were 79 million and 154 million gallons for the three and six months ended June 30, 2010, respectively.
(n) Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with U.S. GAAP.
(o) Includes the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER US GAAP
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Earnings (Loss)	$218	$67	$325	$(88)
Add (Less) income tax expense (benefit)	135	40	205	(44)
Add interest and financing costs	60	37	103	74
Add depreciation and amortization expense	106	108	209	208
Earnings before Interest, Income Taxes, Depreciation and Amortization Expense (EBITDA) (p)	$519	$252	$842	$150

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

Three Months Ended June 30, 2011
Net Earnings - U.S. GAAP	$218
Special Items, after-tax:
Impairment charge related to Los Angeles refinery (a)	30
Washington refinery incident (c)	(23)
Debt repurchase charges (d)	12
Net Earnings Adjusted for Special Items	$237

Net Diluted Earnings (Loss) Per Share - U.S. GAAP	$1.52
Special Items, after-tax
Impairment charge related to Los Angeles refinery (a)	0.21
Washington refinery incident (c)	(0.16)
Debt repurchase charges (d)	0.08
Net Earnings Adjusted for Special Items	$1.65

SEGMENT OPERATING INCOME ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
Total Segment Operating Income	$437	$180
Special Items, before-tax:
Impairment charge related to Los Angeles refinery (a)	48	—
Washington refinery incident (c)	(37)	12
Cost structure changes (b)	—	(39)
Segment Operating Income Adjusted for Special Items	$448	$153
_____________________
(p) EBITDA represents earnings before interest and financing costs, interest income, income taxes, and depreciation and amortization expense. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of the fixed charge coverage financial covenant in our credit agreement. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America. EBITDA may not be comparable to similarly titled measures used by other entities.